EXHIBIT 99.2

Playtex Reports Fourth Quarter and Full Year 2004 Results; Playtex to Host Analyst and Investor Day

    WESTPORT, Conn.--(BUSINESS WIRE)--Feb. 10, 2005--Playtex Products, Inc. (NYSE: PYX) today reported results for the fourth quarter and full year of 2004. The net sales and operating performance for the fourth quarter followed the positive trends set during the first nine months of the year, resulting in an increase in net sales for the full year for the first time in four years.
    Net sales were up 1.2% in the quarter and up 4.6% for the year, excluding sales of the divested Woolite brand, due to growth in all three of the Company's core categories - Infant Care, Feminine Care and Sun Care. On a reported basis, net sales versus the prior year were down 1.9% to $140.9 million in the quarter, and up 3.6% to $666.9 million in the year.
    Looking at the business by major product category, Infant Care sales continued to grow during the fourth quarter and full year as a result of strong performance in Disposable and Reusable infant feeding products, and in Wet Ones hand and face wipes. This was partially offset by lower performance in cups as a result of heavy competitive activity, and in Diaper Genie due to a shift in timing of sales. Playtex infant feeding, Wet Ones and Diaper Genie all maintained their number one market share positions throughout 2004.
    Feminine Care posted improvements both in the quarter and full year versus prior year largely due to shipments of Beyond tampons coupled with continued stability in Gentle Glide tampons.
    Sun Care benefited in the fourth quarter 2004 from shipments of the Company's new sunless tanning products. For the year, Sun Care benefited from sun protection consumption growth, higher new product sales, and strong growth internationally.
    Results in the fourth quarter of 2004 were impacted by certain charges and gains, including on a pre-tax basis, a gain on the sale of the Woolite assets of $56.5 million, restructuring and related expenses of $10.3 million, and an asset impairment charge of $16.4 million. In addition, the Company also recorded tax benefits of $17.8 million associated with the utilization of a capital loss carry forward. Charges in the fourth quarter of 2003 included restructuring costs and related expenses of $4.6 million, and other costs of $2.3 million. A reconciliation of the results "as reported" to results "excluding charges and gains" is included on the Consolidated Statements of Earnings attached to this release.
    Excluding charges and gains, operating earnings were $16.8 million in the fourth quarter 2004 versus $20.1 million in the fourth quarter 2003. While operating earnings from our core businesses were up for the quarter, they were more than offset by the impact of lower Woolite sales as a result of its divestiture on November 2, 2004, increased compensation related expenses and higher amortization expense. The gross margin percentage for the quarter increased by 85 basis points, despite the negative impact of higher raw material costs. On a reported basis, operating earnings were $46.6 million in the fourth quarter 2004 versus $13.1 million in the fourth quarter 2003.
    Net loss in the fourth quarter 2004, excluding charges and gains, was $0.2 million, or $0.00 per share and compare with fourth quarter 2003 net earnings, excluding charges, of $3.2 million, or $0.05 per share. Higher interest and other expenses of $2.6 million, or $0.03 per share resulted from the debt refinancing in the first quarter of 2004, and was the primary cause for the reduced earnings. On a reported basis, net earnings were $37.5 million, or $0.61 per share for the fourth quarter 2004 versus a net loss of $1.0 million, or $0.02 per share for fourth quarter 2003.
    Charges and gains in the full year 2004 results increased net earnings by $0.57 per share and include, on a pre-tax basis, a gain on the sale of the Woolite assets of $56.5 million, realignment and restructuring related costs of $13.5 million, an asset impairment charge of $16.4 million, and the write off of debt issuance costs and bond retirement costs of $6.4 million. The full year 2004 also included tax benefits of $17.8 million associated with the utilization of a capital loss carry forward, and $2.3 million from the favorable settlement of tax audits. Charges in the full year 2003 totaled $0.07 per share for restructuring costs and related expenses of $4.6 million, and other costs of $2.3 million.
    For the year, operating earnings excluding charges and gains, were $104.5 million in 2004 versus $92.8 million in 2003, an increase of 12.6%. This increase was primarily due to the impact of the higher net sales and higher gross margins, which were helped by process improvements from past restructuring actions taken, partially offset by lower Woolite sales as a result of its divestiture, and increases in raw material costs in the latter part of the year. On a reported basis, operating earnings were $131.1 million in 2004 versus $85.8 million in 2003.
    Excluding charges and gains, full year 2004 net earnings were $21.0 million, or $0.34 per share and compare with full year 2003 net earnings, excluding charges, of $22.4 million, or $0.37 per share, as improved operating profits were more than offset by a $12.9 million, or $0.13 per share increase in interest and other expenses as a result of the refinancing. On a reported basis, full year 2004 net earnings were $55.5 million, or $0.91 per share versus full year 2003 net earnings of $18.2 million, or $0.30 per share.
    "Overall, 2004 was a good year for Playtex as sales and earnings from ongoing operations were up versus the prior year, which together with aggressive working capital management and the proceeds from the Woolite sale resulted in a year end cash balance of $137.8 million." said Neil P. DeFeo, President and CEO.
    DeFeo continued, "In 2005, we intend to meaningfully pay down debt, depending upon bond premium levels and availability, as well as reinvest in the business. We will also begin executing our strategic plan, the details of which we will share in early April. Both our plans to pay down debt and reduce our cost structure are part of the Company's new strategy. As previously announced, we have begun to implement a new realignment program that is expected to bring our cost structure more in line with the size of the business we operate and be competitive with our consumer peers. In addition to the $12 to $14 million of annualized savings from the operational restructuring efforts commenced in 2003, the fully annualized savings from the new realignment are expected to be $22 to $24 million by 2006. I believe the improved focus on the consumer and our core categories, as well as reduced organizational complexity, should improve shareholder value over time."
    The Company issued guidance for 2005. Net sales for 2005 in total are expected to be up low single digits versus prior year, excluding the divested Woolite sales in 2004, with higher increases in our core categories. Sales are expected to be flat to slightly down versus prior year on a reported basis. Operating earnings, excluding the estimated additional realignment charges of $6 to $8 million, are expected to range between $105 million and $115 million depending upon the level and timing of brand promotions and the realization of the estimated $12 to $14 million of realignment savings. Net earnings will also vary depending upon interest expense, which will be impacted by the timing and amount of bond repurchases.
    Playtex will hold a conference call with analysts and investors at 10:30 a.m. EST on Friday, February 11, 2005 to discuss fourth quarter and full year 2004 results. To access the simultaneous web cast or replay of this call please go to the "Investor Relations" portion of our web site www.playtexproductsinc.com.
    Playtex will be represented by Neil DeFeo, President and Chief Executive Officer, and Kris Kelley, Executive Vice President and Chief Financial Officer, at a presentation to be held in New York City on Tuesday, April 5, 2005. Management expects to present its new strategy for Playtex to analysts and investors and answer questions following the presentation. For security purposes, registration is required to attend the event. The live audio webcast and presentation deck will be accessible on the Company's website www.playtexproductsinc.com. The webcast will also be available for replay.
    This release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Included in this release is a reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP.
    Playtex Products, Inc. is a leading manufacturer and distributor of a diversified portfolio of personal care and consumer products, including Playtex tampons, Playtex infant feeding products, Wet Ones, Banana Boat, Baby Magic, Diaper Genie, Mr. Bubble, Playtex gloves, Binaca and Ogilvie.
    With the exception of the historical information contained in the release, the matters described herein contain forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks, uncertainties or other factors beyond the Company's control, which may cause material differences in actual results, performance or other expectations. These factors include, but are not limited to, general economic conditions, interest rates, competitive market pressures, the loss of a significant customer, raw material and manufacturing costs, capacity limitations, the ability to integrate acquisitions, adverse publicity and product liability claims, capital structure, the impact of weather conditions on sales, and other factors detailed in the Company's reports filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to update such information.





                        PLAYTEX PRODUCTS, INC.
                  CONSOLIDATED NET SALES (UNAUDITED)
                            (In thousands)

                              Three Months Ended   Twelve Months Ended
                              -------------------  -------------------
                              December  December   December  December
                                 25,       27,        25,       27,
                                2004      2003       2004      2003
                              --------- ---------  --------- ---------

Infant Care                   $ 61,512  $ 61,412   $260,534  $254,847
Feminine Care                   54,534    53,202    227,057   213,326
Sun Care                        11,937    10,182    111,834    98,224
Household Products & Personal
 Grooming                       10,308    11,832     41,958    46,559
                              --------- ---------  --------- ---------
                               138,291   136,628    641,383   612,956

Woolite                          2,624     7,009     25,513    30,918
                              --------- ---------  --------- ---------
  Total                       $140,915  $143,637   $666,896  $643,874
                              ========= =========  ========= =========


                        PLAYTEX PRODUCTS, INC.
            CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
                          THREE MONTHS ENDED

----------------------------------------------------------------------
Reconciliation of Results "As Reported" to Results "Excluding Charges
                                / Gain"(1)
----------------------------------------------------------------------

                                             December 25, 2004
                                       -----------------------------
                                                           Excluding
                                          As      Charges   Charges
(In thousands, except per share data)  Reported   / Gain     / Gain
                                                     (2)
                                       --------- --------- ---------
Net sales                              $140,915  $      -  $140,915
Cost of sales                            71,676         -    71,676
                                       --------- --------- ---------
 Gross profit                            69,239         -    69,239

Operating expenses:
 Selling, general and administrative     52,275      (419)   51,856
 Restructuring                            9,876    (9,876)        -
 Loss on impairment of intangible
  assets                                 16,449   (16,449)        -
 Amortization of intangibles                601         -       601
                                       --------- --------- ---------
  Total operating expenses               79,201   (26,744)   52,457
 Gain on sale of assets                  56,543   (56,543)        -
                                       --------- --------- ---------

  Operating earnings                     46,581   (29,799)   16,782

 Interest expense, net                   17,117         -    17,117
 Other expense                               17         -        17
                                       --------- --------- ---------

  Earnings before income taxes           29,447   (29,799)     (352)

 Income tax (benefit) expense            (8,049)    7,938      (111)
                                       --------- --------- ---------

  Net earnings (loss)                  $ 37,496  $(37,737) $   (241)
                                       ========= ========= =========

 EPS: Basic and Diluted                $   0.61  $  (0.61) $   0.00

 Weighted average shares outstanding:
  Basic                                  61,216              61,216
  Diluted                                61,233              61,233

 Memo Accounts:
  Depreciation                         $  3,651  $      -  $  3,651
  Capital expenditures                 $  4,552  $      -  $  4,552


(1) We have presented the "Charges / Gain" and "Excluding Charges / Gain" columnar information, as we believe it provides securities analysts, investors and other interested parties with more insight as to certain significant transactions that occurred during the fiscal periods presented that may or may not be recurring in nature. The columnar information under the caption "Charges / Gain" and "Excluding Charges / Gain" are not substitutes for analysis of our results as reported under GAAP and should only be used as supplemental information.

(2) In the fourth quarter of 2004, the Company recorded a gain on the sale of Woolite assets of $56.5 million, restructuring and related charges of $10.3 million, of which $0.4 million are included in SG&A, and an asset impairment charge of $16.4 million to write-down certain trademarks due to a change in the competitive environment for Baby Magic and a strategy shift in our non-core Binaca brand. Additionally, the Company recognized a $17.8 million tax benefit as a result of the utilization of a capital loss carryforward related to the Woolite sale.



                        PLAYTEX PRODUCTS, INC.
            CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
                          THREE MONTHS ENDED

----------------------------------------------------------------------
Reconciliation of Results "As Reported" to Results "Excluding Charges"
                                  (1)
----------------------------------------------------------------------

                                               December 27, 2003
                                          ---------------------------

                                             As              Excluding
(In thousands, except per share data)     Reported   Charges  Charges
                                                       (3)
                                          --------- -------  ---------

Net sales                                $143,637  $      -  $143,637
Cost of sales                              74,285         -    74,285
                                          --------- -------  ---------
 Gross profit                              69,352         -    69,352

Operating expenses:
 Selling, general and administrative       52,106    (3,060)   49,046
 Restructuring                              3,873    (3,873)        -
 Amortization of intangibles                  226         -       226
                                          --------- -------  ---------
  Total operating expenses                  56,205   (6,933)   49,272
                                          --------- -------  ---------

  Operating earnings                       13,147     6,933    20,080

 Interest expense, net                     13,978         -    13,978
 Other expense                                502         -       502
                                          --------- -------  ---------

  Earnings before income taxes             (1,333)    6,933     5,600

 Income tax (benefit) expense                (374)    2,739     2,365
                                          --------- -------  ---------

  Net earnings (loss)                    $   (959) $  4,194  $  3,235
                                          ========= =======  =========

 EPS: Basic and Diluted                  $  (0.02) $   0.07  $   0.05

 Weighted average shares outstanding:
  Basic                                    61,216              61,216
  Diluted                                  61,216              61,216

 Memo Accounts:
  Depreciation                           $  3,536  $      -  $  3,536
  Capital expenditures                   $  4,793  $      -  $  4,793

(1) We have presented the "Charges" and "Excluding Charges" columnar information, as we believe it provides securities analysts, investors and other interested parties with more insight as to certain significant transactions that occurred during the fiscal periods presented that may or may not be recurring in nature. The columnar information under the caption "Charges" and "Excluding Charges" are not substitutes for analysis of our results as reported under GAAP and should only be used as supplemental information.

(3) In the fourth quarter of 2003, the Company recorded a restructuring charge of $3.9 million and incurred other related expenses of $0.7 million (in SG&A) related to an operational restructuring initiative. Additionally, the Company incurred $2.3 million of costs, included in SG&A, associated with its strategic alternatives review.


                        PLAYTEX PRODUCTS, INC.
            CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
                          TWELVE MONTHS ENDED

----------------------------------------------------------------------
Reconciliation of Results "As Reported" to Results "Excluding Charges
                                / Gain" (1)
----------------------------------------------------------------------

                                              December 25, 2004
                                        -----------------------------
                                                            Excluding
                                           As      Charges   Charges
(In thousands, except per share data)   Reported   / Gain     / Gain
                                                      (2)
                                        --------- --------- ---------

Net sales                               $666,896  $      -  $666,896
Cost of sales                            323,157         -   323,157
                                        --------- --------- ---------
 Gross profit                            343,739         -   343,739

Operating expenses:
 Selling, general and administrative     241,428    (3,479)  237,949
 Restructuring                             9,969    (9,969)        -
 Loss on impairment of intangible assets  16,449   (16,449)        -
 Amortization of intangibles               1,293         -     1,293
                                        --------- --------- ---------
  Total operating expenses               269,139   (29,897)  239,242
 Gain on sale of assets                   56,543   (56,543)        -
                                        --------- --------- ---------

  Operating earnings                     131,143   (26,646)  104,497

 Interest expense, net                    69,561         -    69,561
 Expenses related to retirement of debt,
  net                                      6,432    (6,432)        -
 Other expense                               353         -       353
                                        --------- --------- ---------

  Earnings before income taxes            54,797   (20,214)   34,583

 Income tax (benefit) expense               (710)   14,331    13,621
                                        --------- --------- ---------

  Net earnings                          $ 55,507  $(34,545) $ 20,962
                                        ========= ========= =========

 EPS: Basic and Diluted                 $   0.91  $  (0.57) $   0.34

 Weighted average shares outstanding:
  Basic                                   61,216              61,216
  Diluted                                 61,225              61,225

 Memo Accounts:
  Depreciation                          $ 14,768  $      -  $ 14,768
  Capital expenditures                  $ 13,871  $      -  $ 13,871


(1) We have presented the "Charges / Gain" and "Excluding Charges / Gain" columnar information, as we believe it provides securities analysts, investors and other interested parties with more insight as to certain significant transactions that occurred during the fiscal periods presented that may or may not be recurring in nature. The columnar information under the caption "Charges / Gain" and "Excluding Charges / Gain" are not substitutes for analysis of our results as reported under GAAP and should only be used as supplemental information.


(2) On February 19, 2004, we issued $460.0 million of 8% Senior Secured Notes and entered into a New Credit Facility which consists of a $7.5 million Term Loan and a $142.5 million Revolver. With the proceeds from these transactions, we repaid our then outstanding variable rate bank indebtedness and terminated our receivables facility. As a result of these transactions, we recorded a loss of $6.7 million associated with the write-off of related unamortized deferred financing costs.

Also on February 19, 2004, we repurchased on the open market $10.0 million principal amount of our 9 3/8% Senior Subordinated Notes. This transaction resulted in approximately a $0.5 million of gain, which was offset in part by approximately a $0.2 million write-off of unamortized deferred financing fees.

Also included in 2004 were $3.1 million of restructuring related charges, included in SG&A, associated with the Company's operational restructuring initiated in 2003 and a tax benefit of $2.8 million resulting from the favorable settlement of tax audits.

In the fourth quarter of 2004, the Company recorded a gain on the sale of Woolite assets of $56.5 million, restructuring and related charges of $10.3 million, of which $0.4 million are included in SG&A, and an asset impairment charge of $16.4 million to write-down certain trademarks due to a change in the competitive environment for Baby Magic and a strategy shift in our non-core Binaca brand. Additionally, the Company recognized a $17.8 million tax benefit as a result of the utilization of a capital loss carryforward related to the Woolite sale.



                        PLAYTEX PRODUCTS, INC.
            CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
                          TWELVE MONTHS ENDED

----------------------------------------------------------------------
Reconciliation of Results "As Reported" to Results "Excluding Charges"
                                  (1)
----------------------------------------------------------------------

                                               December 27, 2003
                                          ---------------------------

                                            As              Excluding
(In thousands, except per share data)    Reported   Charges  Charges
                                                      (3)
                                        ---------  -------  ---------
Net sales                               $643,874   $     -  $643,874
Cost of sales                            317,301         -   317,301
                                        ---------  -------  ---------
 Gross profit                            326,573         -   326,573

Operating expenses:
 Selling, general and administrative     235,963    (3,060)  232,903
 Restructuring                             3,873    (3,873)        -
 Amortization of intangibles                 903         -       903
                                        ---------  -------  ---------
  Total operating expenses               240,739    (6,933)  233,806
                                        ---------  -------  ---------

  Operating earnings                      85,834     6,933    92,767

 Interest expense, net                    55,038         -    55,038
 Other expense                             1,975         -     1,975
                                        ---------  -------  ---------

  Earnings before income taxes            28,821     6,933    35,754

 Income tax (benefit) expense             10,589     2,739    13,328
                                        ---------  -------  ---------

  Net earnings                          $ 18,232   $ 4,194  $ 22,426
                                        =========  =======  =========

 EPS: Basic and Diluted                 $   0.30   $  0.07  $   0.37

 Weighted average shares outstanding:
  Basic                                   61,216              61,216
  Diluted                                 61,227              61,227

 Memo Accounts:
 Depreciation                           $ 14,102   $     -  $ 14,102
 Capital expenditures                   $ 18,564   $     -  $ 18,564

(1) We have presented the "Charges" and "Excluding Charges" columnar information, as we believe it provides securities analysts, investors and other interested parties with more insight as to certain significant transactions that occurred during the fiscal periods presented that may or may not be recurring in nature. The columnar information under the caption "Charges" and "Excluding Charges" are not substitutes for analysis of our results as reported under GAAP and should only be used as supplemental information.

(3) In the fourth quarter of 2003, the Company recorded a restructuring charge of $3.9 million and incurred other related expenses of $0.7 million (in SG&A) related to an operational restructuring initiative. Additionally, the Company incurred $2.3 million of costs, included in SG&A, associated with its strategic alternatives review.


                        PLAYTEX PRODUCTS, INC.
                CONSOLIDATED BALANCE SHEETS (UNAUDITED)
                   (In thousands, except share data)

                                                  December   December
                                                     25,        27,
                                                    2004       2003(*)
                                                 ----------- ---------
                     Assets
Current assets:
 Cash                                            $  137,766  $ 27,453
 Accounts receivables, less allowance for
  doubtful accounts                                  97,188    23,478
 Retained interest in receivables                         -    64,633
 Inventories                                         71,711    78,413
 Deferred income taxes, net                           9,789     8,994
 Other current assets                                 8,266    12,196
                                                 ----------- ---------
  Total current assets                              324,720   215,167
Net property, plant and equipment                   120,638   125,425
Intangible assets, net:
 Goodwill                                           494,307   494,307
 Trademarks, patents & other                        128,304   138,271
                                                 ----------- ---------
  Total intangible assets, net                      622,611   632,578
Deferred financing costs, net                        16,586    13,109
Other noncurrent assets                               6,835     7,019
                                                 ----------- ---------
  Total assets                                   $1,091,390  $993,298
                                                 =========== =========

      Liabilities and Stockholders' Equity
Current liabilities:
 Accounts payable                                $   30,157  $ 16,212
 Overdrafts                                          11,601    23,094
 Accrued expenses                                    81,112    53,242
 Income taxes payable                                 2,110     4,169
 Current maturities of long-term debt                     -     4,500
                                                 ----------- ---------
  Total current liabilities                         124,980   101,217

Long-term debt                                      800,000   788,750
Other noncurrent liabilities                         21,072    16,404
Deferred income taxes                                60,863    59,139
                                                 ----------- ---------
  Total liabilities                               1,006,915   965,510
                                                 ----------- ---------

Stockholders' equity:
 Common stock, $0.01 par value, authorized
  100,000,000 shares, issued and outstanding
  61,215,856 shares at December 25, 2004 and
  December 27, 2003                                     612       612
 Additional paid-in capital                         526,233   526,233
 Retained earnings (accumulated deficit)           (443,032) (498,539)
 Accumulated other comprehensive earnings (loss)        662      (518)
                                                 ----------- ---------
  Total stockholders' equity                         84,475    27,788
                                                 ----------- ---------
  Total liabilities and stockholders' equity     $1,091,390  $993,298
                                                 =========== =========

Memo accounts:
 Receivables, comparative                        $   97,188  $109,111
                                                 =========== =========

(*) For comparative purposes, certain reclassifications were made to conform to our current year presentation.




    CONTACT: Playtex Products, Inc.
             Laura Kiernan, 203-341-4262